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                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       Quickturn Design Systems, Inc.
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               (Name of Registrant as Specified In Its Charter)


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Notes:



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CONTACTS:
     QUICKTURN DESIGN SYSTEMS, INC.             ABERNATHY MACGREGOR FRANK
        Joan Powell                                Pauline Yoshihashi
        Director, Marketing Communications         (213) 630-6550
        (408) 914-6701                             Matt Sherman
        joan@quickturn.com                         (212) 371-5999

FOR IMMEDIATE RELEASE


                    QUICKTURN URGES STOCKHOLDERS TO REJECT
                   MENTOR'S PROPOSALS AND DIRECTOR NOMINEES

SAN JOSE, CALIF. (OCTOBER 19, 1998) -- Quickturn Design Systems, Inc. (Nasdaq:
QKTN) announced today that it has mailed a letter to Quickturn stockholders from Keith R. Lobo, president and chief executive officer of Quickturn, on behalf of the Quickturn Board of Directors. The Quickturn Board urges stockholders not to support Mentor Graphics Corporation's (Nasdaq: MENT) attempt to replace the Quickturn Board with its slate of handpicked director nominees. The complete text of the letter follows:

"October 19, 1998

Dear Fellow Quickturn Stockholder:

                   PARTICIPATE IN QUICKTURN'S BRIGHT FUTURE

              DON'T BE STAMPEDED INTO GIVING YOUR PROXY TO MENTOR

             SIGN, DATE AND MAIL QUICKTURN'S BLUE PROXY CARD TODAY

To further its attempt to take over your company at what your Board of Directors has determined is an inadequate price, Mentor Graphics Corporation is asking you and other stockholders to help replace the Quickturn Board with its own slate of director nominees. The primary intent of Mentor's nominees is to facilitate Mentor's takeover of Quickturn -- not to run your company.

In spite of its inadequate offer, Mentor has sent to you, and will no doubt persist in sending you, GOLD proxy cards in connection with a special stockholder meeting. YOUR BOARD URGES YOU TO DISREGARD AND THROW AWAY ANY
MENTOR GOLD PROXY CARD SENT TO YOU.
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YOUR BOARD STRONGLY RECOMMENDS THAT YOU VOTE QUICKTURN'S BLUE PROXY CARD to
support your Board that will continue to ensure that your best interests -- and not Mentor's -- are served. YOUR BOARD STRONGLY RECOMMENDS THAT YOU VOTE AGAINST MENTOR'S PROPOSALS ON THE BLUE PROXY CARD TODAY. Only the latest signed and dated proxy card is counted.

THE QUICKTURN BOARD HAS BEEN WORKING DILIGENTLY ON BEHALF OF THE COMPANY AND ITS STOCKHOLDERS. Your Board's rejection of Mentor's offer affirms its continued confidence in Quickturn's future and its determination that stockholders should be given every opportunity to participate fully in that future.


                         WHEN IT COMES TO PERFORMANCE,
                   QUICKTURN'S EARNINGS SPEAK FOR THEMSELVES

We want stockholders to see our results and we want you to know that our customers continue to support Quickturn and our premier technology. For the third quarter ending September 30, 1998 QUICKTURN EXCEEDED CONSENSUS ANALYSTS' ESTIMATES. Net income for the third quarter was $735,000, or $0.04 per share, compared to consensus analysts' estimates of a loss of $0.03 per share.*

Another indication of Quickturn's bright future is that during the third quarter, several key customers continued their reinvestment in design and verification, including new design programs from several multibillion-dollar companies. As we enter the fourth quarter, Quickturn has the strongest backlog we've seen this year. CUSTOMER ORDERS TRANSLATE INTO STOCKHOLDER VALUE, and we believe that our value will grow even more as our breakthrough Mercury(TM) product and the enhancements to our CoBALT(TM) and SpeedSim(TM) products reach full production by the end of 1998. We are confident that we will see more projects started by our customers in the fourth quarter of 1998 and well into 1999.


                 MENTOR'S OCTOBER 29 MEETING DATE IS NOT VALID

MENTOR IS ATTEMPTING TO CAUSE CONFUSION AMONG QUICKTURN STOCKHOLDERS by calling a special stockholder meeting for October 29, 1998 to vote on its nominees. Quickturn believes that Mentor's meeting date is not valid.

We are challenging the validity and legality of Mentor's attempt to call the special meeting as well as its ability to set the meeting date, record date and the place of the special meeting. Each of these matters is the subject of ongoing litigation between the company and Mentor. Subject to the resolution of this litigation, the Quickturn Board has set Friday, January 8, 1999 as the date for the special stockholder meeting, in accordance with the company's Bylaws.

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                        VOTE AGAINST MENTOR'S PROPOSALS
                          VOTE FOR QUICKTURN'S FUTURE
                           VOTE THE BLUE PROXY CARD

If you have any questions, or need any assistance in voting AGAINST Mentor's proposals on the BLUE proxy card, please call our proxy solicitor, Morrow & Co. Inc., toll-free, at 1-800-662-5200.


On Behalf of the Board of Directors,


/s/ Keith R. Lobo
---------------------------
KEITH R. LOBO
Chief Executive Officer and President



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*Excluding the legal and advisory expenses of approximately $4.0 million, or
$0.13 per share, net of tax, related to Quickturn's defense against Mentor's attempted hostile takeover.

Quickturn, the Quickturn logo, Mercury, SpeedSim, and CoBALT are registered trademarks or trademarks of Quickturn Design Systems, Inc."


Quickturn Design Systems, Inc. is the leading provider of verification products and time-to-market engineering (TtME(TM)) services for the design of complex ICs and electronic systems. The company's products are used worldwide by developers of high-performance computing, multimedia, graphics and communications systems. Quickturn is headquartered at 55 W. Trimble Road, San Jose, CA 95131-1013;
Telephone: 408/914-6000. For more information, visit the Quickturn Web site at www.quickturn.com or send e-mail to info@quickturn.com.

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           CERTAIN INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

     This letter contains forward-looking statements, including statements regarding future periods as well as statements regarding the company's markets. Actual results could differ materially from those described in the forward-looking statements as a result of factors including, but not limited to, the following: (i) the company is uncertain whether the recent weakness experienced in the Asia/Pacific and domestic markets will continue in the foreseeable future; (ii) product transitions to Quickturn's new Mercury Design Verification System may be disrupted due to slow market acceptance or due to disruptions in manufacturing or component availability; (iii) many of the company's customers order on an as-needed basis and often delay delivery of firm purchase orders;
(iv) the decision of customers to purchase the company's products involves a lengthy sales cycle which could result, among other things, in fluctuations of operating results and inventory obsolescence if expected orders are delayed or not received; (v) the company expects increased competition, which could result in lost sales or price erosion; (vi) the company's patents and other proprietary rights may not ensure adequate protection against competition; (vii) the company serves the electronics and semiconductor industries, which are noted fore rapidly changing needs, there can be no assurance that Quickturn's product enhancements or new product introductions will keep pace with or meet those rapidly changing needs or that new products offered by others will not be superior to those offered by Quickturn; and (viii) there can be no assurance that Quickturn can retain the services of key employees and key suppliers upon which the company is dependent to provide product advances, timely production and high levels of product quality and reliability.

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